Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Kinder Morgan, Inc. of the following reports:

•

Our report dated February 20, 2009, relating to the consolidated financial statements of Four Star Oil & Gas Company which appears in El Paso Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010

•

Our report dated February 25, 2011, relating to the consolidated financial statements of Citrus Corp. and Subsidiaries which appears in El Paso Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

November 10, 2011